Exhibit 99.1

News Release

CONTACTS
St. Jude Medical	Radi Medical Systems
Angela Craig	TobiasTullberg
Investor / Media Relations	Director of Market Development
Tel 651 481 7789	Tel 46 709 50 48 88

St. Jude Medical Acquires Radi Medical Systems

Acquisition accelerates expansion of St. Jude Medical’s cardiovascular growth platform

ST. PAUL, Minn. and UPPSALA, Sweden – Dec. 21, 2008 – St. Jude Medical, Inc. (NYSE: STJ) and Radi Medical AB announced today the completion of St. Jude Medical’s acquisition of Radi Medical Systems AB for $250 million in cash.

Radi Medical Systems is the world leader in two segments of the market for cardiovascular medical devices in which St. Jude Medical does not currently participate. For 2008, Radi Medical Systems is expected to generate approximately $80 million in sales, a 19 percent increase over 2007.

Radi Medical Systems’ pressure measurement guidewire, PressureWire® Certus, comprises approximately a 70 percent share of the global market for physiological assessment of coronary lesions. The product is supported by a large and growing body of clinical evidence, including the FAME (“Fractional Flow Reserve vs. Angiography for Multivessel Evaluation”) study. The results of the FAME study were presented at the Transcatheter Cardiovascular Therapeutics conference in October 2008, and can be viewed at www.famestudy.com. The market for physiological assessment of coronary lesions totaled over $60 million in 2008 and is projected to continue growing at a strong double-digit rate.

Radi Medical Systems’ FemoStop® and RadiStop® product lines comprise approximately a 60 percent share of the global market for manual compression-assist products for vascular closure. This market totaled approximately $45 million in 2008 and is projected to continue to grow at least at a mid single-digit rate. The FemoStop and RadiStop product lines, together with St. Jude Medical’s world-leading Angio-Seal™ line of active vascular closure products, will be part of an expanded program by St. Jude Medical to fully develop the potential of a global vascular closure device market that is only about 27 percent penetrated.

“This acquisition will accelerate the expansion of St. Jude Medical’s cardiovascular growth platform and benefit the customers, employees and shareholders of both companies,” said Daniel J. Starks, chairman, president and chief executive officer of St. Jude Medical. “We look forward to capturing strategic synergies through this acquisition and further expanding our investment in our cardiovascular division technology, products and programs.”

Thomas Engstrom, chief executive officer of Radi Medical Systems, said, “We are pleased to join with the industry leader in active vascular closure and a partner who shares our vision of developing innovative cardiovascular technologies that improve patient care. This transaction brings together complementary product lines and, through St. Jude Medical’s sales and distribution infrastructure, extends our reach to even more physician customers for the benefit of the patients they help everyday.”

With this transaction, Radi Medical Systems will become part of the St. Jude Medical Cardiovascular Division. The transaction is expected to be neutral to St. Jude Medical’s consolidated earnings per share in 2009 and is expected to be positive to consolidated earnings per share beginning in 2010. St. Jude Medical funded the acquisition with cash on hand outside the United States as well as with the proceeds from a new three-year term loan established recently with a syndicate of banks.

In connection with the transaction, Banc of America Securities LLC acted as financial advisor to St. Jude Medical, and Sidley Austin LLP and Mannheimer Swartling Advokatbyra AB are serving as legal counsel to St. Jude Medical and Katsky Korins LLP and Advokatfirmen Lindahl are serving as legal counsel to Radi Medical AB.

About Radi Medical Systems

Radi Medical Systems develops, manufactures and sells medical devices designed to improve patient care. The company’s pioneering work in the field of interventional cardiology has resulted in market-leading intravascular sensors and hemostasis management devices. Radi Medical Systems works closely with medical practitioners to develop solutions that address clinical needs, as well as provide clinical education and support. Founded in 1988, Radi Medical Systems employs approximately 380 people globally and has representation in more than 60 countries. The company is based in Uppsala, Sweden. For more information, visit www.radi.se.

About FAME

The FAME study is the world’s first randomized, prospective, multicenter trial to compare clinical outcomes and the cost-effectiveness of physiologic-guided percutaneous coronary interventions (PCI) to an angiographic-guided PCI’s in patients with multi vessel coronary artery disease. Results from the FAME study were presented at the Transcatheter Cardiovascular Therapeutics symposium in October 2008. Additional information about the FAME study is available at www.famestudy.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 13,000 people worldwide and has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. For more information, please visit www.sjm.com.

St. Jude Medical Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.